Exhibit 99.1

November 2, 2021, US; November 3, 2021, Australia

Amcor reports solid first quarter and reaffirms outlook for fiscal 2022
Highlights - Three Months Ended September 30, 2021
•GAAP Net Income of $202 million, up 2%; GAAP earnings per share (EPS) of 13.1 cents per share, up 4%;
•Adjusted EPS of 17.7 cents per share, up 12% on a comparable constant currency basis;
•Adjusted EBIT of $381 million, up 7% on a comparable constant currency basis;
•Increased returns to shareholders: $64 million of shares repurchased and quarterly dividend increased to 12.0 cents per share; and
•Fiscal 2022 outlook reaffirmed. Adjusted EPS growth of 7-11% on a comparable constant currency basis and adjusted Free Cash Flow of $1.1-$1.2 billion.

Solid first quarter delivered in a challenging external environment
Amcor’s CEO Mr. Ron Delia said: "Amcor delivered a solid first quarter result in line with our expectations as our teams executed well in an environment of broad supply chain disruptions.”

“While sales were tempered in some parts of the business by raw material shortages, we prioritized as much as possible security of supply for our customers, recovery of higher input costs and sales mix management. We held margins flat in our Flexibles segment and navigated through a particularly dynamic and complex environment in the Rigid Packaging business to deliver another quarter of double-digit EPS growth. As a result, we are confident in our ability to meet our earnings growth and cash flow expectations and reaffirm guidance for the full 2022 fiscal year."

"Regardless of short-term dynamics, we remain laser-focused on executing our strategy for long-term value creation. Over the past several years, we have established a stronger foundation for growth by strengthening our industry-leading capabilities, driving further scale advantages and leadership in every region and increasing our exposure to high value end markets. Today, Amcor is better positioned strategically than ever before, and we are confident this will enable stronger growth and sustainable value creation for all stakeholders into the future."

Key Financials(1)

			Three Months Ended September 30,
GAAP results			2020 $ million	2021 $ million
Net sales			3,097	3,420
Net income			198	202
EPS (diluted US cents)			12.6	13.1

				Comparable constant currency ∆%
	Three Months Ended September 30,		Reported ∆%
Adjusted non-GAAP results	2020 $ million	2021 $ million
Net sales(2)	3,097	3,420	10	1
EBITDA	460	486	6	6
EBIT	358	381	6	7
Net income	247	271	10	10
EPS (diluted US cents)	15.8	17.7	12	12
Free Cash Flow	(190)	(242)	(27)
(1) Adjusted non-GAAP results exclude items which are not considered representative of ongoing operations. Comparable constant currency ∆% excludes the impact of movements in foreign exchange rates and items affecting comparability. Further details related to non-GAAP measures and reconciliations to GAAP measures can be found under "Presentation of non-GAAP information” in this release.
(2) Comparable constant currency ∆% for Net sales excludes a 9% favorable impact from the pass through of raw material costs, a 1% unfavorable impact from items affecting comparability and a 1% favorable currency impact.

Note: All amounts referenced throughout this document are in US dollars unless otherwise indicated and numbers may not add up precisely to the totals provided due to rounding.

Shareholder returns
Dividend
The Amcor Board of Directors today declared a quarterly cash dividend of 12.00 cents per share (compared with 11.75 cents per share in the same quarter last year). The dividend will be paid in US dollars to holders of Amcor’s ordinary shares trading on the NYSE. Holders of CDIs trading on the ASX will receive an unfranked dividend of 16.01 Australian cents per share, which reflects the quarterly dividend of 12.00 cents per share converted at an AUD:USD average exchange rate of 0.7497 over the five trading days ended October 26, 2021.
The ex-dividend date will be November 23, 2021, the record date will be November 24, 2021 and the payment date will be December 14, 2021.
Share repurchases
Amcor repurchased 5.2 million shares (0.3% of outstanding shares) during the three months ended September 30, 2021 for a total cost of $64 million. The Company expects to allocate approximately $400 million of cash towards share repurchases in the 2022 fiscal year.

Financial results - Three Months Ended September 30, 2021
Segment information

	Three Months Ended September 30, 2020				Three Months Ended September 30, 2021
Adjusted non-GAAP results	Net sales $ million	EBIT $ million	EBIT / Sales %	EBIT / Average funds employed %(1)	Net sales $ million	EBIT $ million	EBIT / Sales %	EBIT / Average funds employed %(1)
Flexibles	2,400	312	13.0%		2,634	339	12.9%
Rigid Packaging	698	72	10.3%		786	62	7.9%
Other	(1)	(27)			—	(20)
Total Amcor	3,097	358	11.6%	14.3%	3,420	381	11.1%	15.6%
(1) Average funds employed includes shareholders' equity and net debt, calculated using a four quarter average and Last Twelve Months adjusted EBIT.

Net sales for the Amcor Group increased by 10% on a reported basis, with 9% driven by price increases of approximately $285 million related to the pass through of higher raw material costs. On a comparable constant currency basis, net sales were 1% higher than the same period last year.
Overall volumes for the Amcor Group were in line with the same period last year. Price/mix had a favorable impact on net sales of 1%, which reflects growth across a range of high value end markets and a continued focus on optimizing mix.
Adjusted EBIT of $381 million was 7% higher than last year on a comparable constant currency basis.

Flexibles				Comparable constant currency ∆%
	Three Months Ended September 30,		Reported ∆%
Adjusted non-GAAP results	2020 $ million	2021 $ million
Net sales(1)	2,400	2,634	10%	1%
Adjusted EBIT	312	339	9%	8%
Adjusted EBIT / Sales %	13.0	12.9
(1) Comparable constant currency ∆% for Net sales excludes a 9% favorable impact from the pass through of raw material costs, a 1% unfavorable impact from items affecting comparability and a 1% favorable currency impact.
Net sales for the Flexibles segment grew 10% on a reported basis, with 9% driven by price increases of approximately $210 million related to the pass through of higher raw material costs.
On a comparable constant currency basis, net sales were 1% higher than the prior period. Favorable price/mix of approximately 2% reflects a continued focus on the long-term strategy of managing mix and driving growth in higher value segments. Volumes were slightly lower as raw material shortages had a dampening effect on growth in some categories.
In North America, volume growth in the low single digit range was mainly driven by strength in the medical, condiments, liquid beverage, and confectionary end markets. This was partly offset by lower cheese, coffee and home and personal care volumes.
In Europe, volumes were lower than in the same period last year with higher volumes in pet food, medical, premium coffee and confectionary end markets offset by lower film and foil rollstock, snack food and pharmaceutical volumes.
Volumes continued to grow at mid single digit rates across the Asian emerging markets, with double digit growth in both China and India, partly offset by lower volumes in South East Asia. Volumes in Latin America were also lower than the prior period.
Adjusted EBIT of $339 million was 8% higher than in the prior period on a comparable constant currency basis reflecting favorable mix and strong cost performance.
The business maintained adjusted EBIT margins at 12.9% despite the time lag between the impact of higher raw material costs and related pricing actions.

Rigid Packaging				Comparable constant currency ∆%
	Three Months Ended September 30,		Reported ∆%
Adjusted non-GAAP results	2020 $ million	2021 $ million
Net sales(1)	698	786	13%	1%
Adjusted EBIT	72	62	(14)%	(15)%
Adjusted EBIT / Sales %	10.3	7.9
(1) Comparable constant currency ∆% for Net sales excludes an 11% favorable impact from the pass through of raw material costs and a 1% favorable currency impact.
Net sales for the Rigid Packaging segment grew by 13% on a reported basis, with 11% driven by price increases of approximately $75 million related to the pass through of higher raw material costs.
On a comparable constant currency basis, net sales were 1% higher than the prior period. Overall volumes were 1% higher than the prior period and price/mix had no material impact on net sales.
In North America, beverage volumes were marginally ahead of the prior year with hot fill container volumes down 1% against a strong comparative period. Specialty container volumes were lower than the prior year which benefited from strong volumes in the home and personal care category.
In Latin America, volumes grew at double digit rates with higher volumes in Argentina, Brazil and Colombia.
Adjusted EBIT of $62 million was adversely impacted by unprecedented industry wide supply chain complexity and disruptions in North America. Demand remained elevated and increasingly volatile in the beverage segment while the business continued to operate at full capacity and with historically low levels of inventory. Combined with further inflation and shortages for key raw materials, the business experienced operating inefficiencies, higher costs and constrained sales. This was partly offset by higher earnings in Latin America.
We anticipate the industry wide supply chain challenges currently experienced in North America will improve through the second half of fiscal 2022.

Other	Three Months Ended September 30,
Adjusted EBIT	2020 $ million	2021 $ million
AMVIG (equity accounted investment, net of tax)	3	—
Corporate expenses	(30)	(20)
Total Other	(27)	(20)

Net interest and income tax expense
Net interest expense for the three months ended September 30, 2021 was $35 million and was in line with the same period last year. Tax expense for the three months ended September 30, 2021 (excluding amounts related to non-GAAP adjustments) was $73 million and was in line with the same period last year. Adjusted tax expense represents an effective tax rate of 21.2% in the current period (22.3% in the same period last year).
Free Cash Flow
Adjusted free cash outflow was $242 million and compares with an outflow of $190 million last year. The higher use of cash was mainly driven by the timing impact of higher raw material costs on working capital.
Net debt was $5,959 million at September 30, 2021. Leverage, measured as net debt divided by adjusted trailing twelve month EBITDA, was 2.9 times, in line with Amcor's expectations given the seasonality of cash flows.

Fiscal 2022 guidance
Consistent with guidance provided in August 2021, for the twelve month period ending June 30, 2022, the Company expects:
•Adjusted EPS growth of approximately 7% to 11% on a comparable constant currency basis, or approximately 79.0 to 81.0 cents per share on a reported basis assuming current exchange rates prevail through fiscal 2022.
•Adjusted Free Cash Flow of approximately $1.1 to $1.2 billion.
•Approximately $400 million of cash to be allocated towards share repurchases.

Amcor's guidance contemplates a range of factors which create a higher degree of uncertainty and additional complexity when estimating future financial results. Further information can be found under 'Cautionary Statement Regarding Forward-Looking Statements' in this release.

Conference Call
Amcor is hosting a conference call with investors and analysts to discuss these results on Tuesday November 2, 2021 at 5:30pm US Eastern Daylight Time / Wednesday November 3, 2021 at 8:30am Australian Eastern Daylight Time. Investors are invited to listen to a live webcast of the conference call at our website, www.amcor.com, in the “Investors” section.
Those wishing to access the call should use the following toll-free numbers, with the Conference ID 5385928:
•US & Canada – 866 211 4133
•Australia – 1800 287 011
•United Kingdom – 0800 051 7107
•Singapore – 800 852 6506
•Hong Kong – 800 901 563
From all other countries, the call can be accessed by dialing +1 647 689 6614 (toll).

A replay of the webcast will also be available in the Investors section at www.amcor.com following the call.

About Amcor
Amcor is a global leader in developing and producing responsible packaging for food, beverage, pharmaceutical, medical, home and personal-care, and other products. Amcor works with leading companies around the world to protect their products and the people who rely on them, differentiate brands, and improve supply chains through a range of flexible and rigid packaging, specialty cartons, closures and services. The Company is focused on making packaging that is increasingly light-weighted, recyclable and reusable, and made using an increasing amount of recycled content. Around 46,000 Amcor people generate $13 billion in annual sales from operations that span about 225 locations in 40-plus countries. NYSE: AMCR; ASX: AMC
www.amcor.com I LinkedIn I Facebook I Twitter I YouTube

Contact Information

Investors
Tracey Whitehead	Damien Bird
Global Head of Investor Relations, Amcor	Vice President Investor Relations, Amcor
+61 3 9226 9028 / +1 2244785790	+61 3 9226 9070
tracey.whitehead@amcor.com	damien.bird@amcor.com

Media - Australia	Media - Europe	Media - North America
James Strong	Ernesto Duran	Daniel Yunger
Citadel-MAGNUS	Head of Global Communications, Amcor	Kekst CNC
+61 448 881 174	+41 78 698 69 40	+1 212 521 4879
jstrong@citadelmagnus.com	ernesto.duran@amcor.com	daniel.yunger@kekstcnc.com

Amcor plc UK Establishment Address: 83 Tower Road North, Warmley, Bristol, England, BS30 8XP, United Kingdom
UK Overseas Company Number: BR020803
Registered Office: 3rd Floor, 44 Esplanade, St Helier, JE4 9WG, Jersey
Jersey Registered Company Number: 126984, Australian Registered Body Number (ARBN): 630 385 278

Cautionary Statement Regarding Forward-Looking Statements
This document contains certain statements that are “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identified with words like “believe,” “expect,” “target,” “project,” “may,” “could,” “would,” “approximately,” “possible,” “will,” “should,” “intend,” “plan,” “anticipate,” “estimate,” “potential,” “outlook,” or “continue,” the negative of these words, other terms of similar meaning or the use of future dates. Such statements are based on the current expectations of the management of Amcor and are qualified by the inherent risks and uncertainties surrounding future expectations generally. Actual results could differ materially from those currently anticipated due to a number of risks and uncertainties. None of Amcor or any of its respective directors, executive officers or advisors provide any representation, assurance or guarantee that the occurrence of the events expressed or implied in any forward-looking statements will actually occur. Risks and uncertainties that could cause actual results to differ from expectations include, but are not limited to: changes in consumer demand patterns and customer requirements; the loss of key customers, a reduction in production requirements of key customers; significant competition in the industries and regions in which Amcor operates; failure by Amcor to expand its business; failure to successfully integrate acquisitions; challenges to or the loss of Amcor’s intellectual property rights; adverse impacts from the ongoing COVID-19 pandemic; challenging future global economic conditions; impact of operating internationally; price fluctuations or shortages in the availability of raw materials and other inputs; disruptions to production, supply and commercial risks; a failure in our information technology systems; an inability to attract and retain key personnel; costs and liabilities related to current and future environmental and health and safety laws and regulations; labor disputes; the possibility that the phase out of the London Interbank Offered Rate ("LIBOR") causes the interest expense to increase; foreign exchange rate risk; an increase in interest rates; a significant increase in indebtedness; failure to hedge effectively against adverse fluctuations in interest rates and foreign exchange rates; significant write-down of goodwill and/or other intangible assets; need to maintain an effective system of internal control over financial reporting; inability of the Company’s insurance policies to provide adequate protections; litigation, including product liability claims; increasing scrutiny and changing expectations with respect to Amcor Environmental, Social and Governance policies resulting in increased costs; changing government regulations in environmental, health and safety matters; changes in tax laws or changes in our geographic mix of earnings; and the Company’s ability to develop and successfully introduce new products; and other risks and uncertainties identified from time to time in Amcor’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including without limitation, those described under Item 1A. “Risk Factors” of Amcor’s annual report on Form 10-K for the fiscal year ended June 30, 2021 and any subsequent quarterly reports on Form 10-Q. You can obtain copies of Amcor’s filings with the SEC for free at the SEC’s website (www.sec.gov). Forward-looking statements included herein are made only as of the date hereof and Amcor does not undertake any obligation to update any forward-looking statements, or any other information in this communication, as a result of new information, future developments or otherwise, or to correct any inaccuracies or omissions in them which become apparent, except as expressly required by law. All forward-looking statements in this communication are qualified in their entirety by this cautionary statement.
Presentation of non-GAAP information
Included in this release are measures of financial performance that are not calculated in accordance with U.S. GAAP. These measures include adjusted EBIT (calculated as earnings before interest and tax), adjusted net income, adjusted earnings per share, adjusted free cash flow and net debt. In arriving at these non-GAAP measures, we exclude items that either have a non-recurring impact on the income statement or which, in the judgment of our management, are items that, either as a result of their nature or size, could, were they not singled out, potentially cause investors to extrapolate future performance from an improper base. While not all inclusive, examples of these items include:

•material restructuring programs, including associated costs such as employee severance, pension and related benefits, impairment of property and equipment and other assets, accelerated depreciation, termination payments for contracts and leases, contractual obligations, and any other qualifying costs related to the restructuring plan;
•material sales and earnings from disposed or ceased operations and any associated profit or loss on sale of businesses or subsidiaries;
•consummated and identifiable divestitures agreed to with certain regulatory agencies as a condition of approval for Amcor’s acquisition of Bemis;
•impairments in goodwill and equity method investments;
•material acquisition compensation and transaction costs such as due diligence expenses, professional and legal fees, and integration costs;
•material purchase accounting adjustments for inventory;
•amortization of acquired intangible assets from business combination;
•significant property impairments, net of insurance recovery;
•payments or settlements related to legal claims; and
•impacts from hyperinflation accounting.

Amcor also evaluates performance on a comparable constant currency basis, which measures financial results assuming constant foreign currency exchange rates used for translation based on the average rates in effect for the comparable prior year period. In order to compute comparable constant currency results, we multiply or divide, as appropriate, current-year U.S. dollar results by the current year average foreign exchange rates and then multiply or divide, as appropriate, those amounts by the prior-year average foreign exchange rates. We then adjust for other items affecting comparability.  While not all inclusive, examples of items affecting comparability include the difference between sales or earnings in the current period and the prior period related to acquired, disposed, or ceased operations.  Comparable constant currency net sales performance also excludes the impact from passing through movements in raw material costs.

Management has used and uses these measures internally for planning, forecasting and evaluating the performance of the Company’s reporting segments and certain of the measures are used as a component of Amcor’s board of directors’ measurement of Amcor’s performance for incentive compensation purposes. Amcor believes that these non-GAAP measures are useful to enable investors to perform comparisons of current and historical performance of the Company. For each of these non-GAAP financial measures, a reconciliation to the most directly comparable U.S. GAAP financial measure has been provided herein. These non-GAAP financial measures should not be construed as an alternative to results determined in accordance with U.S. GAAP.  The Company provides guidance on a non-GAAP basis as we are unable to predict with reasonable certainty the ultimate outcome and timing of certain significant forward-looking items without unreasonable effort.  These items include but are not limited to the impact of foreign exchange translation, restructuring program costs, asset impairments, possible gains and losses on the sale of assets, and certain tax related events.  These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP earnings and cash flow measures for the guidance period.

Dividends
Amcor has received a waiver from the ASX’s settlement operating rules, which will allow the Company to defer processing conversions between its ordinary share and CDI registers from November 23, 2021 to November 24, 2021, inclusive.

U.S. GAAP Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended September 30,
($ million)	2020	2021
Net sales	3,097	3,420
Cost of sales	(2,443)	(2,770)
Gross profit	654	650
Selling, general, and administrative expenses	(329)	(313)
Research and development expenses	(26)	(25)
Restructuring and related expenses, net	(23)	(8)
Other expenses, net	—	(8)
Operating income	276	296
Interest expense, net	(37)	(35)
Other non-operating income, net	3	5
Income before income taxes and equity in income of affiliated companies	242	266
Income tax expense	(61)	(63)
Equity in income of affiliated companies, net of tax	19	—
Net income	200	203
Net income attributable to non-controlling interests	(2)	(1)
Net income attributable to Amcor plc	198	202
USD:EUR FX rate	0.8558	0.8482

Basic earnings per share attributable to Amcor	0.127	0.131
Diluted earnings per share attributable to Amcor	0.126	0.131
Weighted average number of shares outstanding – Basic	1,561	1,530
Weighted average number of shares outstanding - Diluted	1,566	1,534

U.S. GAAP Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended September 30,
($ million)	2020	2021
Net income	200	203
Depreciation, amortization and impairment	145	177
Changes in operating assets and liabilities	(439)	(562)
Other non-cash items	(16)	70
Net cash used in operating activities	(110)	(112)
Purchase of property, plant and equipment and other intangible assets	(114)	(145)
Proceeds from sale of property, plant and equipment and other intangible assets	3	—
Proceeds from divestitures	138	—
Net debt proceeds	258	364
Dividends paid	(188)	(183)
Share buy-back/cancellations	—	(64)
Share purchases, net of proceeds received	5	(49)
Other, including effects of exchange rate on cash and cash equivalents	22	(28)
Net increase (decrease) in cash and cash equivalents	14	(217)
Cash and cash equivalents at the beginning of the year	743	850
Cash and cash equivalents at the end of the period	757	633

U.S. GAAP Condensed Consolidated Balance Sheets (Unaudited)

($ million)	June 30, 2021		September 30, 2021
Cash and cash equivalents	850		633
Trade receivables, net	1,864		1,938
Inventories, net	1,991		2,113
Property, plant and equipment, net	3,761		3,701
Goodwill and other intangible assets, net	7,254		7,177
Other assets	1,468		1,482
Total assets	17,188	17,188	17,044
Trade payables	2,574		2,412
Short-term debt and current portion of long-term debt	103		68
Long-term debt, less current portion	6,186		6,524
Accruals and other liabilities	3,504		3,335
Shareholders equity	4,821		4,705
Total liabilities and shareholders' equity	17,188		17,044

Reconciliation of Non-GAAP Measures
Reconciliation of adjusted Earnings before interest, tax, depreciation and amortization (EBITDA), Earnings before interest and tax (EBIT), Net income, and Earnings per share (EPS)

	Three Months Ended September 30, 2020				Three Months Ended September 30, 2021
($ million)	EBITDA	EBIT	Net Income	EPS (Diluted US cents)	EBITDA	EBIT	Net Income	EPS (Diluted US cents)
Net income attributable to Amcor	198	198	198	12.6	202	202	202	13.1
Net income attributable to non-controlling interests	2	2			1	1
Tax expense	61	61			63	63
Interest expense, net	37	37			35	35
Depreciation and amortization	143				146
EBITDA, EBIT, Net income and EPS	441	298	198	12.6	447	301	202	13.1
Material restructuring and related costs	14	14	14	0.9	7	7	7	0.5
Net gain on disposals(1)	(9)	(9)	(9)	(0.6)	—	—	—	—
Material transaction and other costs(2)	9	9	9	0.6	2	2	2	0.2
Material impact of hyperinflation	4	4	4	0.3	2	2	2	0.1
Property and other losses, net(3)	—	—	—	—	28	28	28	1.8
Amortization of acquired intangibles		41	41	2.6		41	41	2.7
Tax effect of above items			(10)	(0.6)			(11)	(0.7)
Adjusted EBITDA, EBIT, Net income and EPS	460	358	247	15.8	486	381	271	17.7
Reconciliation of adjusted growth to comparable constant currency growth
% growth - Adjusted EBITDA, EBIT, Net income, and EPS					6	6	10	12
% items affecting comparability(4)					1	1	1	1
% currency impact					(1)	(1)	(1)	(1)
% comparable constant currency growth					6	7	10	12
(1) The three months ended September 30, 2020 includes $15 million gain realized upon disposal of AMVIG and losses on disposal of other non-core businesses.
(2) Includes costs associated with the Bemis acquisition.
(3) Property and other losses, net includes property and related business losses primarily associated with the destruction of the Company's Durban, South Africa facility during general civil unrest in July 2021 net of insurance recovery deemed probable for incurred losses.
(4) Reflects the impact of disposed and ceased operations.

Reconciliation of adjusted EBIT by reporting segment

	Three Months Ended September 30, 2020				Three Months Ended September 30, 2021
($ million)	Flexibles	Rigid Packaging	Other(1)	Total	Flexibles	Rigid Packaging	Other(1)	Total
Net income attributable to Amcor				198				202
Net income attributable to non-controlling interests				2				1
Tax expense				61				63
Interest expense, net				37				35
EBIT	258	58	(17)	298	264	59	(22)	301
Material restructuring and related costs	6	8	1	14	7	—	—	7
Net (gain) / loss on disposals(2)	6	—	(15)	(9)	—	—	—	—
Material transaction and other costs(3)	3	1	5	9	—	—	2	2
Material impact of hyperinflation	—	4	—	4	—	2	—	2
Property and other losses, net(4)	—	—	—	—	28	—	—	28
Amortization of acquired intangibles	40	1	—	41	40	1	—	41
Adjusted EBIT	312	72	(27)	358	339	62	(20)	381
Adjusted EBIT / sales %	13.0%	10.3%		11.6%	12.9%	7.9%		11.1%
Reconciliation of adjusted growth to comparable constant currency growth
% growth - Adjusted EBIT					9	(14)		6
% items affecting comparability(5)					—	—		1
% currency impact					(1)	(1)		(1)
% comparable constant currency					8	(15)		7
(1) Other includes equity in income of affiliated companies, net of tax and general corporate expenses.
(2) The three months ended September 30, 2020 includes $15 million gain realized upon disposal of AMVIG and losses on disposal of other non-core businesses.
(3) Includes costs associated with the Bemis acquisition.
(4) Property and other losses, net includes property and related business losses primarily associated with the destruction of the Company's Durban, South Africa, facility during general civil unrest in July 2021 net of insurance recovery deemed probable for incurred losses.
(5) Reflects the impact of disposed and ceased operations.

Reconciliations of adjusted Free Cash Flow

	Three Months Ended September 30,
($ million)	2020	2021
Net cash used in operating activities	(110)	(112)
Purchase of property, plant, and equipment and other intangible assets	(114)	(145)
Proceeds from sale of property, plant, and equipment and other intangible assets	3	—
Material transaction and integration related costs	31	15
Adjusted Free Cash Flow(1)	(190)	(242)
(1) Adjusted Free Cash Flow excludes material transaction and integration related cash costs because these cash flows are not considered to be directly related to ongoing operations.

	Three Months Ended September 30,
($ million)	2020	2021
Adjusted EBITDA	460	486
Interest (paid)/received, net	(18)	1
Income tax paid	(107)	(55)
Purchase of property, plant and equipment and other intangible assets	(114)	(145)
Proceeds from sale of property, plant and equipment and other intangible assets	3	—
Movement in working capital	(416)	(512)
Other	3	(17)
Adjusted Free Cash Flow(1)	(190)	(242)
(1) Adjusted Free Cash Flow excludes material transaction and integration related cash costs because these cash flows are not considered to be directly related to ongoing operations.

Reconciliation of net debt

($ million)	June 30, 2021	September 30, 2021
Cash and cash equivalents	(850)	(633)
Short-term debt	98	63
Current portion of long-term debt	5	5
Long-term debt excluding current portion of long-term debt	6,186	6,524
Net debt	5,439	5,959